Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-205047

Occidental Petroleum Corporation

Final Term Sheet

June 18, 2015

$750,000,000 3.500% Senior Notes due 2025

$750,000,000 4.625% Senior Notes due 2045

Issuer:	Occidental Petroleum Corporation

Trade Date:	June 18, 2015

Settlement Date:	June 23, 2015 (T+3)

3.500% Senior Notes due 2025

Principal Amount:	$750,000,000

Maturity:	June 15, 2025

Interest Payment Dates:	Semi-annually in arrears on June 15 and December 15, commencing December 15, 2015

Coupon:	3.500% per year, accruing from June 23, 2015

Benchmark Treasury:	2.125% due May 15, 2025

Benchmark Treasury Yield:	2.361%

Spread to Benchmark Treasury:	+117 bps

Yield to Maturity:	3.531%

Initial Price to Public:	99.742% of the principal amount

Optional Redemption:	In whole at any time or in part from time to time, in each case prior to March 15, 2025, at the greater of (i) 100% of the principal amount and (ii) the sum of the present values of remaining scheduled payments of principal and interest through March 15, 2025 (three months prior to maturity) (excluding interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year comprised of twelve 30-day months) at the Treasury Rate (as defined in the preliminary prospectus supplement referred to below) plus 20 basis points, plus accrued and unpaid interest to the redemption date. On and after March 15, 2025, in whole at any time or in part from time to time, at 100% of the principal amount, plus accrued and unpaid interest to the redemption date.

CUSIP / ISIN:	674599CG8/ US674599CG82

4.625% Senior Notes due 2045

Principal Amount:	$750,000,000

Maturity:	June 15, 2045

Interest Payment Dates:	Semi-annually in arrears on June 15 and December 15, commencing December 15, 2015

Coupon:	4.625% per year, accruing from June 23, 2015

Benchmark Treasury:	2.500% due February 15, 2045

Benchmark Treasury Yield:	3.172%

Spread to Benchmark Treasury:	+152 bps

Yield to Maturity:	4.692%

Initial Price to Public:	98.929% of the principal amount

Optional Redemption:	In whole at any time or in part from time to time, in each case prior to December 15, 2044, at the greater of (i) 100% of the principal amount and (ii) the sum of the present values of remaining scheduled payments of principal and interest through December 15, 2044 (six months prior to maturity) (excluding interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year comprised of twelve 30-day months) at the Treasury Rate (as defined in the preliminary prospectus supplement referred to below) plus 25 basis points, plus accrued and unpaid interest to the redemption date. On and after December 15, 2044, in whole at any time or in part from time to time, at 100% of the principal amount, plus accrued and unpaid interest to the redemption date.

CUSIP / ISIN:	674599CF0/ US674599CF00

Joint Book-Running Managers:	Citigroup Global Markets Inc. J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Wells Fargo Securities, LLC

Co-Managers:

SG Americas Securities, LLC

Barclays Capital Inc.

BNY Mellon Capital Markets, LLC

HSBC Securities (USA) Inc.

Mitsubishi UFJ Securities (USA), Inc.

Mizuho Securities USA Inc.

Morgan Stanley & Co. LLC

Scotia Capital (USA) Inc.

SMBC Nikko Securities America, Inc.

Standard Chartered Bank

U.S. Bancorp Investments, Inc.

PNC Capital Markets LLC

Lebenthal & Co., LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll free at 1-800-831-9146, J.P. Morgan Securities LLC collect at 1-212-834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at 1-800-294 1322 or Wells Fargo Securities, LLC toll free at 1-800-645-3751.

This final term sheet supplements, and should be read in conjunction with, Occidental Petroleum Corporation’s preliminary prospectus supplement dated June 18, 2015 and accompanying prospectus dated June 18, 2015 and the documents incorporated by reference therein.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

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